                                                                     EXHIBIT 11

SCIENTIFIC-ATLANTA, INC., AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 26, 1998
(In Thousands, Except Earnings Per Share)

                                   1998                      1997                      1996
                         ------------------------- ------------------------- --------------------------
                                         PER SHARE                 PER SHARE                  PER SHARE
                         EARNINGS SHARES  AMOUNT   EARNINGS SHARES  AMOUNT   EARNINGS  SHARES  AMOUNT
-------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER
 COMMON SHARE
 Earnings from
  continuing operations
  available to common
  stockholders           $80,793  78,692  $ 1.03   $60,642  78,198   $0.78   $  7,176  76,666  $ 0.09
 Discontinued operations     --      --      --      3,400     --     0.04    (13,210)    --    (0.17)
                         -------  ------  ------   -------  ------   -----   --------  ------  ------
 Net earnings (loss)     $80,793  78,692  $ 1.03   $64,042  78,198    0.82   $ (6,034) 76,666  $(0.08)
                         =======  ======  ======   =======  ======   =====   ========  ======  ======
 Effect of Dilutive
  Stock Options          $   --    1,311  $(0.01)  $   --      185   $ --    $    --      --   $  --
                         =======  ======  ======   =======  ======   =====   ========  ======  ======
DILUTED EARNINGS PER
 COMMON SHARE
 Earnings from
  continuing operations
  available to common
  stockholders           $80,793  80,003  $ 1.02   $60,642  78,383   $0.78   $  7,176  76,666  $ 0.09
 Discontinued operations     --      --      --      3,400     --     0.04    (13,210)    --    (0.17)
                         -------  ------  ------   -------  ------   -----   --------  ------  ------
 Net earnings (loss)     $80,793  80,003  $ 1.02   $64,042  78,383   $0.82   $ (6,034) 76,666  $(0.08)
                         =======  ======  ======   =======  ======   =====   ========  ======  ======

The following information pertains to options to purchase shares of common stock which were not included in the computation of Diluted Earnings per Common Share because the options' exercise price was greater than the average market price of the common shares or because the Company reported a net loss and inclusion of the options in the earnings per share calculation would have been anti-dilutive:

                                   1998      1997      1996
--------------------------------------------------------------
Number of options outstanding    2,123,795 2,670,770 5,543,550
Weighted average exercise price  $   22.84 $   20.91 $   15.21